EXHIBIT 99.1

Transcript of

WidePoint Corporation

Second Quarter 2021 Earnings Call

August 16, 2021

Participants

Jin Kang - Chief Executive Officer and President, WidePoint Corporation

Jason Holloway - Chief Sales & Marketing Officer, WidePoint Corporation

Kellie Kim - Chief Financial Officer, WidePoint Corporation

Analysts

Barry Sine - Spartan Capital Securities LLC

Presentation

Operator

Good afternoon. Welcome to WidePoint’s Second Quarter 2021 Earnings Conference Call. My name is Rich and I will be your operator for today’s call.

Joining us for today’s presentation are WidePoint’s President and CEO, Jin Kang; Executive Vice President and Chief Sales & Marketing Officer, Jason Holloway; and Executive Vice President and CFO, Kellie Kim. Following their remarks, we will open up the call for questions from WidePoint’s publishing analysts and major investors.

If your questions were not taken today, and you would like additional information, please contact WidePoint’s Investor Relations team at WYY@GatewayIR.com.

Before we begin the call, I would like to provide a WidePoint’s Safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated.

These risks and uncertainties are described in the company’s Form10-K filed with the Securities and Exchange Commission. Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company’s website at www.WidePoint.com.

Now, I would like to turn the call over to WidePoint’s President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang - Chief Executive Officer and President, WidePoint Corporation

Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review the financial results for the second quarter ended June 30, 2021. The second quarter marked a period of steady operational progress for WidePoint. Over the last few months, we have continued to make focused and judicious investments in our technology, as well as further enhance our sales and marketing resources and processes.

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Over time, these efforts will extend WidePoint’s competitive advantages, while driving greater efficiencies and new sources of high-margin revenue for our company. We made consistent progress on our strategic plan during Q2, but our financial performance in the period was impacted by certain timing issues with customers’ orders as well as the lingering effects of the pandemic.

Kellie will provide the specifics of the timing issues later in our presentation. With that in mind, if you exclude the timing issues in Q2 and the Census project revenue recognized in the year-ago period, our underlying business grew 5% on a year-over-year basis, which is encouraging, especially given that Q2 is historically a soft period for our company.

Our initiatives to drive efficiencies and build our base of higher-margin Managed Services revenue continued as demonstrated by the 11% increase in gross margin compared to Q2 of last year. While we knew 2021 would be a difficult comparison to last year, our gross margin expansion and solid adjusted EBITDA demonstrates that even without Census, our core business fundamentals and growth drivers remain intact.

At a high level, the mobile landscape continues to become more complex on a daily basis, thereby increasing the need for our trusted mobility management solutions that help enterprises secure their mobile workforce.

As a result, we are moving full steam ahead with strengthening our product portfolio and are already seeing encouraging signs of progress. Now, let me provide you more details on the investments that are being made to our technical infrastructure, which we believe will make our services and our solutions even more appealing to a greater number of prospective clients.

First, we have been making improvements to our Identity Management delivery systems. More specifically, we’ve been putting a significant amount of our resources into our Continuity of Operations or COOP infrastructure, which helps our system be more resilient from cyberattacks, power-outages, weather-related disasters and other unforeseen events.

Once the upgrades are fully made, our equipment will be able to provide failover capabilities, so that if and when our primary operations center goes down, for any of the unforeseen event I just described, we’ll be able to spin up our secondary site almost immediately, ensuring continuity of service.

This type of solution is extremely pertinent and, in most cases, necessary for our customers who are blue-chip commercial enterprises for organizations within the government sector. In particular, as the prevalence of cyberattacks grows, solutions like our COOP infrastructure become more and more of a must-have versus a nice-to-have.

I am proud to say that we have already begun to commercialize this solution, and we are able to recognize some early revenues from this higher-margin offering. Additionally, our continuity of operations capabilities will free us from expensive long-term physical office leases that will allow us the flexibility to take advantage of cloud services and co-location efficiencies and outsource much of our ancillary information technology infrastructure to streamline our operations and reduce costs.

We are also currently in discussions with a strategic partner specializing in Information Technology Infrastructure-as-a-Service or ITaaS, to cross-sell and up-sell our services that we believe will lead to high-margin revenue opportunities. We will keep you apprised of developments in this partnership in the near future.

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Next, another product that we have been and will continue to invest our time and resources into is our Intelligent Telecommunications Management System or ITMS. As a Reminder, ITMS is our system for delivering our trusted mobility management solutions to our customers. The first key enhancements we are making is to improve the overall user experience, as well as to improve the efficiency for our customers as they perform their day-to-day duties.

Second, we made considerable progress with FedRAMP certification, which will improve the cybersecurity posture of our system to thwart efforts by cybercriminals from ransomware attacks, denial of service and other malicious attacks.

The FedRAMP certification will not only give us the upper hand in future government RFPs against competitors, but it will also be a seal of approval that shows potential customers that we truly possess the highest cybersecurity measures that are available on the markets today. Third, we made system performance upgrade to our ITMS to ensure that we’re capable of scaling swiftly for when we do win large contracts, like the Census project.

We want to be proactive in making sure that we’re well equipped to be able to surpass the expectations of our customers.

Furthermore, we have made strategic investments in our capabilities to maintain our inclusions in the Microsoft Marketplace. Given the overlap between our operations and Microsoft’s breadth of services and solutions, we want to make sure that we are in a position where we’re able to leverage their resources. Our goal is to augment the synergies with them and to ultimately address opportunities within the unified communication space for voice telecom management, which is in line with our strategy to take advantage of the move to remote working.

The next exciting investment we’ve made is our green initiatives. Our subsidiary, WidePoint Mobile Corporation, had recently received our R2 or responsible recycling certification through Sustainable Electronics Recycling International or SERI. This certification affirms that our green initiatives for recycling our customers’ legacy assets meet the global industry standards for responsible testing, repair, reuse, and recycling.

As mentioned on our previous call, this investment will help accelerate the adoption of our device recycling services and will generate incremental ESG momentum, which will also add to our top-line growth and bottom-line profitability. This is truly a win-win for us. With the certification recently awarded to us, I am proud to share that we have begun to recognize higher revenues.

Last but not least, we have made security and COOP investments throughout our IT framework and continue to make considerable progress to our digital billing and analytics infrastructure to enhance our Telecommunications Data Intelligence platform, or TDI, to meet expanding requirements of the unified communication and collaboration market. As you can see, we’re threading the needle across multiple fronts with respect to our strategy of investing back into the business to increase our margins and to drive profitable growth.

With that said, and as I previously alluded to, these changes won’t happen overnight, but will instead take time. Nonetheless, I can assure you that our team is committed to achieving these investments in the most efficient manner as possible, with the end goal of expanding our competitive advantage and our potential total addressable market.

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I will now turn the call over to Jason to provide you with some details on the investment we are making on the sales and marketing fronts, and the sales momentum we have been building since the start of the year. Then our CFO, Kellie Kim, will walk us through the financial results of the second quarter. Jason?

Jason Holloway - Chief Sales & Marketing Officer, WidePoint Corporation

Thank you, Jin, and good afternoon, everyone. In aggregate, we secured more than $36 million in Identity Management and Managed Mobility Services deals spread across 48 contractual actions, renewals, and extensions with partners we can’t name at this time for security purposes. These contractual actions included: DHS headquarters; FPS, or Federal Protective Services; TSA, or Transportation Security Administration; Science and Technology, Office of Biometric Identity Management; DHS CWMD office or Countering Weapons of Mass Destruction; and FLETC, or Federal Law Enforcement Training Centers.

These are task orders awarded under CWMS 2.0 contract vehicle for long-term contracts, and they range up to 5 years. Specifically focusing on the higher-margin Identity Management solution customers, we were able to add new credentialing sales for a major public research university, a global aerospace manufacturer, a major IT provider to the federal government, and numerous defense contractors.

As we look to expand our footprint, we continue to explore sole sourcing opportunities via the protected class, such as American Native Corporations, Service-Disabled Veteran-Owned Small Businesses, as well as other 8(a)s. This strategy is a win-win because it allows WidePoint to not only partner but mentor these protected class businesses and ultimately expand our contractual footprint.

Our sales strategy continues to be based on the same tactics we’ve successfully implemented in the past several quarters, to team with large entrenched systems integrators and expand our teaming relationships with both prominent players in the commercial and federal sectors. Due to the very nature of systems integration, we’re able to capitalize on the promising leads we collaborate with other companies who provide solutions that are accretive to ours.

We foresee this business model further deepening and expanding, and we look forward to capturing the greatest amount of market share as possible. This also ties into why we’re so focused on investing back into our business, because with more robust portfolio of solutions, we make ourselves that much more appealing and valuable to prospective customers.

Due to the number of moving orchestrated parts and enhancing our technology on the backend, in parallel to the progress we’re seeing on the sales and marketing front, we began to see a higher demand for demos and RFPs from prospective customers. We can’t guarantee that each of these opportunities will materialize. But the more shots we have on goal, the higher our odds are in closing more deals.

As I mentioned on the last call, we were listed in the 2021 Gartner Magic Quadrant for Managed Mobility Services, which highlighted our strong emphasis on security and our ability to scale to support the largest enterprises on a global basis. It also reinforced and amplified our go-to-market messaging for both commercial markets and public sector. Going forward, we hope to increase our branding and name recognition through accredited organizations like Gartner.

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From a marketing standpoint, as Jin pointed out earlier, although it was more convenient this year compared to last, we are still not able to fully conduct our sales and marketing initiatives that full capacity. Nevertheless, we’re doing what we can to be proactive in maximizing our efforts, despite external circumstances that have kick-started or revamped several marketing initiatives. First, we plan to have several media expansions across different platforms, including podcasts and talk radio to allow us to speak during a specific segment tailored towards our target markets.

In addition to our media ad campaigns, we are supplementing our marketing efforts by revamping our social media strategy and have recently engaged a new public relations firm to assist in this process. Given the inherent nature of our business than the space we play in, we are confident that our extensive marketing initiative will help capture the mindshare of companies, both in private and public sectors, who need our TM2 solution.

Echoing Jin’s previous point, due to the recent surge and ransomware attacks from cyber threats, we believe we are in a great position to capitalize on current tailwinds. We believe that much if not all of the recent cyber-attack highlighted in the media could have been prevented by securing the IT infrastructure endpoint using our PKI-based identity managed solution. As we continue through the ever-changing COVID environment, we are cautiously optimistic that there will be an increase in sales activities associated with the transition back to normalcy.

In the meantime, we are proactively doing all that we can to invest in our sales and marketing activities to put us in the best position possible to capture new customers and increase our ROI. I am confident that what we’re doing now will set us up for additional revenue opportunities in the near future.

With that, I will hand the call over to Kellie. Kellie?

Kellie Kim - Chief Financial Officer, WidePoint Corporation

Thank you, Jason. Good afternoon, everyone. I’m pleased to share more details on the second quarter 2021 results. But before I get started, I’d like to talk about the second quarter as a whole. In this past period, our Managed Services revenue declined sequentially to $8.1 million. If it were not for the delay of a large order from one of our government customers, our Managed Services revenue would have been $9.4 million, a slight increase of 1% compared to the first quarter of 2021.

The order experienced a supply chain delay caused by the COVID-19 pandemic. This larger award was received and processed by our staff, and the revenue will appear in the next quarter. Our gross margin at 20% remained fairly steady relative to the first quarter and in line with our projections and expectations. As a reminder, in order to objectively evaluate our performance in 2021, we must exclude the one-time bonus that we experienced from since this project.

With that said, I will move on to our financial results. For the second quarter, our revenue was $20 million compared to $54.8 million reported for the same quarter last year. The year-over-year decline was primarily driven by a reduction in carrier services revenue, mainly due to the wind-down of our work on the Census project. The final tranche of carrier credits discussed in our Q1 call and timing of revenue recognition on accessory sales.

For the 6 months ended June 30, 2021, revenue decreased to $40.6 million from $94.4 million in the same period last year. Again, the decline was primarily due to wind-down of our work on the Census project pass-through of carrier credits and timing of accessory sale discussed above.

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Looking at the revenues in more detail, carrier services decreased to $11.9 million from $44.9 million in the second quarter of last year. Managed Services for the second quarter of 2021 or $8.1 million compared to $9.8 million in the second quarter of last year, representing an 18% decrease. When we exclude the census project, timing of the third-party reselling revenue and timing of accessories sale, the Managed Services revenue increased 5% compared to the second quarter of 2020.

For the 6 months ended June 30, 2021, carrier services decreased to $23.2 million from $73.1 million in the same period last year. Managed Services for the 6 months period decreased to $17.4 million from $21.4 million in the same period last year. The decrease in Managed Services compared to last year was primarily due to the wind-down of the Census project, timing of third-party reselling services, and timing of accessory sale.

When we exclude the Census project, the timing of third-party reselling and accessory sale, the Managed Services’ revenues for the 6 months ended June 30, 2021 grew 9% from the same period last year. Our gross profit for the second quarter of 2021 was $4 million, a 21% decrease from the $5.1 million we reported in the second quarter of 2020. The decline in gross profit was consistent with lower revenue and in line with our expectations.

Gross margin improved significantly to 20% in the second quarter of 2021 from 9% in 2020. The increase in gross margin was due to the revenue mix, decrease in lower margin carrier services, and third-party reselling revenues. Our gross profit for the 6 months ended June 30, 2021, was $8.7 million, a 13% decrease from $10 million we reported in the same period last year. However, gross margin improved significantly to 21% in the second quarter of 2021 from 11% in the same period last year. The increase in gross margin was due to the decrease in lower margin carrier services and third-party reselling revenues.

In the second quarter 2021, operating expenses decreased 9% to $4.1 million from $4.4 million in the second quarter of last year. For the 6 months ended June 30, 2021, operating expenses decreased 7% to $8.1 million from $8.7 million in the same period last year. For the second quarter 2021, GAAP net loss was $205,000 or $0.02 loss per diluted share, a decrease from net income of $489,000 or $0.06 per diluted share in the second quarter of 2020.

For the 6 months ended June 30, 2021, GAAP net income was $381,000 or $0.04 per diluted share, a decrease from net income of $973,000 or $0.12 per diluted share in the same period last year. Our effective tax rate remains around 27%.

On a non-GAAP basis, EBITDA for the second quarter 2021 was $311,000 compared to $1 million last year. For the 6 months ended June 30, 2021, EBITDA was $1.4 million compared to $2.2 million in the same period last year.

Our non-GAAP adjusted EBITDA was $531,000 compared to $1.2 million in the same period 2020. For the 6 months ended June 30, 2021, our non-GAAP adjusted EBITDA was $1.8 million compared to $2.7 million in the same period last year.

Shifting to cash flow and balance sheet, we exited the quarter with $14.9 million in cash or $1.65 per diluted share, net working capital of $14.2 million and approximately $4.6 million available to draw down on our credit facility. Our operating cash flow was a cash use of $411,000, capital expenditures were $1.3 million compared to $0.7 million last year and a $655,000 increase in net cash from financing activities, resulting in a decrease in net cash of $1 million.

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Our balance sheet continues to remain strong, and our current ratio at the end of June improved to 1.6 compared to 1.2 at the end of 2020. This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q, which was filed prior to this call.

So with that, I would like to turn it back over to Jin.

Jin Kang - Chief Executive Officer and President, WidePoint Corporation

Thank you, Kellie, and thank you, Jason. To reiterate, our end goal for 2021 and beyond is to profitably grow the business by adding higher-margin sources of revenue. Not only are we approaching this plan of attack through organic growth means, as you’ve heard throughout this call, but we are also planning to do so through strategic acquisitions. Our criteria for acquisition targets consist of companies with profitability, cross-sell, and up-sell opportunities with our solutions and potential vertical and horizontal integration synergies.

We continue to be extremely diligent with the vetting process as we want to be absolutely sure that the target we choose will be immediately accretive to our operations. We are receiving assistance from a handful of investment banks at this time and look forward to providing further updates through the appropriate Reg FD channels.

Reflecting back at this past quarter, I am encouraged by the progress we’ve made and the trajectory we’re headed in. As Jason already mentioned, we have many irons in the fire, indicated by the significant number of RFPs that have been submitted and the increase in customer demos that have been and are slated to be conducted. This is not only attributable to the constant stellar work from our team, but it’s also partially due to the massive success garnered from the Census project.

We’ve been fortunate in having more and more partners and customers express interest in collaborating with us due to our proven ability to tackle massive projects successfully. Although much of the progress we’ve made isn’t directly reflected on our financial statements, we truly do have promising partnerships and opportunities in our pipeline. To more objectively evaluate our performance in 2021, we believe it may help to bear in mind that our expectations for this year compared to our performance from last year excludes the short-term bumps from Census.

With that context said, today, we are reiterating guidance provided during our Q1 2021 earnings call. Please keep in mind that our carrier services revenue can fluctuate greatly from month-to-month, quarter-to-quarter, and year-to-year due to customer usage patterns, carrier invoice timing, and other events affecting device usage; hence, difficult to forecast. Please note that the carrier services revenue is very low margin, and we will not have a material impact on our profitability.

Again, we are focused on revenue diversification in addition to increased gross margin and bottom-line profitability. As we’re already a month-and-a-half into the third quarter, we’re moving full steam ahead with our organic and inorganic growth strategies to improve profitability and diversify our revenue streams.

Although we don’t have a crystal ball in front of us to predict the outcomes of the lingering pandemic, we’re still cautiously optimistic due to the growing tailwinds within our industry. In addition to the encouraging tractions we’re garnering from the customers and progress being developed internally, we will continue to judiciously invest in our sales and marketing initiatives and solution delivery infrastructure.

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We also plan to continue sifting through the acquisition targets to find the diamond in the rough and look forward to providing you updates on our future calls and press releases.

I will end our prepared remarks by thanking our shareholders for their continued support and, of course, all of our staff members for all their continued hard work for the performance of their duties during this trying COVID environment.

With that covered, we are ready to take questions from our analysts and our major shareholders. Operator, will you please open the call for questions?

Operator

Thank you. [Operators Instructions] And our first question is from Barry Sine of Spartan Capital Securities. Please proceed.

Q: Good afternoon, lady and gentlemen. A couple of questions if you don’t mind.

Jin Kang - Chief Executive Officer and President, WidePoint Corporation

Good afternoon, Barry.

Q: The first several are all on revenue. So you gave a lot of information on technology upgrade. I wanted to ask about human resources, investments, changes, additions that you made. A couple of quarters ago, I guess you mentioned a gentleman from IBM joining you. I don’t recall seeing the press release on that, maybe I missed it. What exactly have you done? How much have you increased the headcount in sales by? And then, what is the sales cycle?

Obviously, if you hire a salesperson today, they’re not going to generate revenue tomorrow. There is a fairly long lead-time in your business.

Jin Kang - Chief Executive Officer and President, WidePoint Corporation

Right. And so, thank you for that question, Barry. The answer is we’re still not prepared to release his name, because we’re going through a sensitive procurement. Yes, it is, it takes a long time for us to close a deal. We do have some additional information that we will share shortly following this earnings call with the press release. I don’t want to go into too much detail on that.

As soon as we’re able to do so, we will. But we are making investment not only just in our sales staff resources, we’re also looking at the opportunities to put in, put up a campaign together for media, social media, drive-time radios, talk shows. We have been looking seriously and we have been making investments into those.

In terms of the length of our sales cycle, that depends on a particular opportunity. Sometimes opportunities hit our desk out of the blue. Others, we work on for years, and finally, we will see some fruits of that, so very difficult for us to gauge. But I will tell you that we have some fairly strong opportunities with our pipeline.

And I don’t want to go into too many details on specific opportunities, but I will tell you that we have a very strong pipeline. And to add to that, Jason Holloway will jump in here to help me out a little.

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Jason Holloway - Chief Sales & Marketing Officer, WidePoint Corporation

Hey, Barry. So, internal headcount on the sales side does remain the same, because again, as you noted, the sales cycle internally does tend to be anywhere from optimistically on the 6-month side, but maybe closer to 9 to 12. So again, what we continue to do externally is a partner with different systems integrators. I mean, we are continuously looking for new partners to sign up. And that’s why we have a heavy push with our existing partners to even do more lunch and learns, educational stuff because, within their ecosystem, they also have additional partners.

So for us, we have found that we can shorten the sales cycle by, again, supplementing boots on the ground by going through a systems integrator to help us bring us in on a deal that’s already a lot farther down the road versus bringing somebody in, trying to get them trained, get the black book going, and then having to catch up to that long sales process.

Q: Okay. And, Jason, I’m glad you piped in, because my next question is on one of your comments. You mentioned higher demand for demos and RFPs, and just using the word higher, that’s pretty vague. Did you do one more than a year ago? Was it 3 times as many? Can you give us any quantification to help us understand how much stronger the demand is?

Jason Holloway - Chief Sales & Marketing Officer, WidePoint Corporation

Well, I mean, I can’t go into actual specific numbers, Barry. But what I can say is, again, through our systems integrators like SYNNEX and others that we have discussed in the past, as well as others that I don’t want to bring up and you’re going to have to trust me, because we don’t want to get ourselves into a situation where we potentially disqualify ourself on some opportunities that we have in the pipeline.

But I can tell you that, again, with our focus, also including more of the IT-as-a-Service type partners, we’re seeing a lot of increased demos on that side of the house, because, again, the commercial enterprise space, we continuously look for avenues to expand our TM2 offerings within the commercial enterprise space. And though some of these new partners, they’re introducing us to their partner base, and it’s given us an opportunity, at least virtually, to conduct a lot of these demonstrations.

And again, there has been an increase in RFPs, but again, we just got to be really careful how we address that, because, again, I just don’t want to say anything that could get us disqualified. So hopefully that helps.

Q: Okay. I have another question on sales, but before I do that, I want to ask Kellie, if you don’t mind, a question. So I understand kind of the baseline normalized revenue for the quarter. And I may have missed some points, but let me tell you what I think I heard. So the GAAP reported revenue number is $19.983 million.

In the press release, you talk about a $1.1 million carrier credit, and then you also talk about a delayed order. That sounds like about $1.3 million. So if I add those altogether, that’s about $22.4 million to think about versus expectations, what you would have reported without those items. Did I miss anything and am I doing the math right?

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Kellie Kim - Chief Financial Officer, WidePoint Corporation

No. You’re right. We have the last tranche of the carrier credit. And we had the timing of the revenue rec. And so, when you add up those 2, you’re right, it’s above the $22 million for the quarter.

Q: Okay. And so that’s helpful. I kind of have a set of what the normalized revenue would be. My last question, if we go back to prior guidance, and correct me if I’m wrong, I think what you had given out in 1Q was about $103 million for the full year. If I look at what you’ve reported for the first 6 months, that implies about a 50% jump from the first half of the year to the second half of the year, which is a big jump.

Part of that, Kellie, just to give me, you hit that, $1.3 million order has already been booked now, so that’s already in the books. But help me understand, how you’re going to make that big of a jump sequentially?

Jin Kang - Chief Executive Officer and President, WidePoint Corporation

Hey, Barry, this is Jin. I’ll take a shot at answering that question. And the guidance that we provided is correct, $103 million on the top-line and adjusted EBITDA at $4.3 million. I believe that’s right, Kellie, right? And the answer is yes, we are looking at the top-line revenue seriously. And we see it’s within the margin of error and that we will be making that up in the second half. But I think the more important thing is that we want to improve our bottom-line.

And so, that’s what we’ve been managing to. And so, that’s what we’re going to be concentrating on to increase the higher-margin revenue for the second half. We do have some catch-up things that will be happening in the third quarter, things that slipped from the second to the third. So we’ll be catching up on that. And we’ll be concentrating on higher-margin revenues.

And that’s what we’ve been stressing. And as I said in my prepared remarks about the carrier services being low margin, and so it is a little lumpy. And I think you already mentioned the carrier services credit that was that one-time – one piece that was left over from the first quarter that pushed into the second. So, as I said, we are managing to the bottom-line, and whatever the lumpiness that is on the top-line, we’ll manage that too as best we can.

Q: Okay. Thank you very much, folks.

Operator

At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint’s IR team at WYY@GatewayIR.com. I’d now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin Kang - Chief Executive Officer and President, WidePoint Corporation

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today’s earnings release. Thank you again and have a great evening.

Operator

Thank you for joining us today for WidePoint’s Second Quarter 2021 Conference Call. You may now disconnect.

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